Exhibit 99.1

Bluejay Diagnostics Reports Q2 2026 Results; Strengthened Balance Sheet Supports Advancement of Symphony™ IL-6 Toward Regulatory Submission and Commercialization

●	SYMON-II pivotal clinical study completes targeted enrollment of 750 patients

●	Company advances toward planned 510(k) submission and commercialization with US manufacturing contract signed to mitigate supply-chain risk

●	Company ends second quarter with approximately $9.6 million in cash following significant financing

ACTON, Mass., August 13, 2026 – Bluejay Diagnostics, Inc. (NASDAQ: BJDX) (“Bluejay” or the “Company”), a medical diagnostics company focused on improving patient outcomes in critical care settings, today reported financial results for the quarter ended June 30, 2026 and provided an update on the Company’s clinical, regulatory and manufacturing progress.

During the first half of 2026, Bluejay continued to advance several key elements of its development strategy for the Symphony™ platform and its lead product candidate, the Symphony IL-6 test. The Company completed the targeted enrollment of 750 hospital patients in its SYMON-II pivotal clinical validation study and is progressing toward analytical and clinical validation activities intended to support a future FDA 510(k) submission.

At June 30, 2026, Bluejay had approximately $9.6 million in cash and cash equivalents, compared with approximately $5.2 million at December 31, 2025. During the first six months of 2026, the Company generated approximately $7.7 million of net cash from financing activities, including approximately $7.6 million of net proceeds from its June 2026 private placement.

“We believe the second quarter represented an important period of execution for Bluejay as we strengthened our financial position while continuing to advance the clinical, regulatory and manufacturing infrastructure required for Symphony,” said Neil Dey, President and Chief Executive Officer of Bluejay Diagnostics. “With targeted enrollment of 750 patients in SYMON-II now completed, our focus is increasingly shifting towards manufacturing readiness and the activities necessary to support our planned regulatory submission and commercialization.”

Dey continued, “Importantly, we believe our recent financing provides us with additional resources to execute these near-term priorities. We ended the quarter with approximately $9.6 million in cash, and our current cash resources are estimated to fund operations through the second quarter of 2027. We recognize that disciplined capital allocation remains critical, and our objective is to concentrate our resources on activities that we believe can advance Symphony toward regulatory clearance and commercial readiness.”

Note: The Company’s Symphony™ rapid diagnostic platform is an investigational device and is limited by United States law to investigational use.

About the SYMON Clinical Study Program:

The SYMON Clinical Study Program includes SYMON-I (clinicaltrials.gov ID NCT06181604), SYMON-II (NCT06654895), and SYMON-III (NCT07425587). SYMON-I is a pilot study to determine IL-6 levels associated with various endpoints, including, but not limited to 28-day all-cause mortality and in-hospital mortality. The SYMON-II study is the pivotal study to validate the outcomes of the SYMON-I study, which the Company plans to use to support a 510(k) application to the FDA. The SYMON-III study is a pilot study to determine IL-6 levels associated with patients presenting with increasing severity of infection in the emergency department and risk of developing sepsis.

About Bluejay Diagnostics:

Bluejay Diagnostics, Inc. is a medical diagnostics company focused on improving patient outcomes using its Symphony System, a cost-effective, rapid, near-patient testing system for sepsis triage and monitoring of disease progression. Bluejay does not yet have regulatory clearance for the Symphony System, and we will need to receive regulatory authorization from the U.S. Food and Drug Administration before Symphony can be marketed as a diagnostic product in the United States. Bluejay’s first product candidate, an IL-6 Test for sepsis, is designed to provide accurate, reliable results in approximately 20 minutes from ’sample-to-result’ to help medical professionals make earlier and better triage/treatment decisions. More information is available at www.bluejaydx.com.

Forward-Looking Statements:

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Litigation Reform Act. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “suggest,” “will,” and similar expressions. The Company has based these forward-looking statements on its current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements the Company makes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions and those discussed under item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in Part II, Item 1A, “Risk Factors” in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026. You should not place undue reliance on these forward-looking statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may not occur or may be materially different from any future results or performance suggested by the forward-looking statements in this release. This press release speaks as of the date indicated above. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any future changes in the Company’s expectations of results or any future change in events, except as required by law.

Investor Contact:

Neil Dey

Bluejay Diagnostics, Inc.

ir@bluejaydx.com
Website: www.bluejaydx.com